Exhibit 24.2

DUKE ENERGY CORPORATION

CERTIFIED RESOLUTION

RESOLVED, further, that each officer or director who may be required to sign the Registration Statements or any amendment, exhibit or other document related thereto (whether for and on behalf of the Company, as an officer or Director of the Company, or in any other capacity) be, and each hereby is, authorized to execute a power of attorney appointing Lynn Good, Marc Manly and David Maltz, and each of them, severally, as his or her attorney and agent, with full power of substitution and resubstitution, on his or her behalf in any such capacity to sign and file the Registration Statements and any and all amendments, exhibits and other documents related thereto which any such attorney or substitute may deem necessary or advisable to be filed with the Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as such officer or Director might or could do if personally present and acting and as fully as the Company might or could do by a properly authorized agent.

* * * * * * *

I, Robert T. Lucas III, of Duke Energy Corporation, do hereby certify that the foregoing is a full, true and complete extract from the Minutes of the regular meeting of the Board of Directors of said Corporation held on October 26, 2010, at which meeting a quorum was present.

IN WITNESS WHEREOF, I have hereunto set my hand, this the 17th day of March, 2011.

By:	/s/ Robert T. Lucas III
Name: Robert T. Lucas III
Title: Assistant Secretary